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HUGHES HUBBARD & REED LLP                                               One Battery Park Plaza
-------------------------                                               New York, New York 1ooo4-1482
                                                                        Telephone: 212-837-6ooo
                                                                        Facsimile: 212-422-4726
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                                          March 16, 2001


Continental Airlines, Inc.
1600 Smith Street
Houston, Texas  77002

            Re:   Continental Airlines, Inc.
                  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

            We have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to pass through certificates (the "Pass Through Certificates") expected to be issued by one or more trusts (each, a "Trust") to be formed by Continental Airlines, Inc. (the "Company"). Such Trusts are expected to acquire certain equipment notes relating to aircraft to be leased or owned by the Company. The Pass Through Certificates are expected to be issued and sold from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $1,800,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

            The Pass Through Certificates will be issued in one or more series under the Pass Through Trust Agreement dated as of September 25, 1997, between the Company and Wilmington Trust Company ("WTC"), the trustee thereunder (the "Basic Pass Through Trust Agreement"), the form of which has been filed as an exhibit to the Registration Statement, as supplemented by a separate trust supplement (each, a "Trust Supplement") relating to each such series.

            We have examined the Certificate of Incorporation and By-Laws of the Company and the Basic Pass Through Trust Agreement, and we have assumed that the Basic Pass Through Trust Agreement was duly authorized, executed and delivered by, and is the valid and binding obligation of, WTC, as trustee. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company,

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47, Avenue Georges Mandel   1775 I Street, N.W.   35o South Grand Avenue   2o1 South Biscayne Boulevard
75116 Paris, France         Washington, D.C.      Los Angeles, CA          Miami, FL
(33)(1)44.o5.8o.oo          2ooo6-24o1            9oo71-3442               33131-4332
                            2o2-721-46oo          213-613-28oo             3o5-358-1666
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HUGHES HUBBARD & REED LLP                                                 Page 2
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and have made such other and further  investigations  as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

            Based upon and subject to the foregoing, we are of the opinion that, with respect to each series of Pass Through Certificates, when (i) the applicable provisions of the Act and such "blue sky" or state securities laws as may be applicable shall have been complied with, (ii) the Trust Supplement relating to such series has been duly authorized and validly executed and delivered by the Company and WTC, as trustee under the Basic Pass Through Trust Agreement, (iii) the Board of Directors of the Company has taken all necessary corporate action to approve the terms of the offering of such series of Pass Through Certificates and related matters and (iv) the Pass Through Certificates of such series have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Basic Pass Through Trust Agreement, as supplemented by the related Trust Supplement, and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company and upon payment of the consideration therefor provided for therein, such series of Pass Through Certificates will be legally issued and binding obligations of WTC, as trustee of the applicable Trust.

            We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law. We have assumed that each Trust Supplement will be governed by the laws of the State of New York.

            We hereby consent to the filing of this opinion as an exhibit to said Registration Statement and we further consent to the use of our name in the Registration Statement under the caption "Legal Opinions". In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,


                                          /s/ Hughes Hubbard & Reed LLP